Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2022 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.244387 per unit, payable on December 28, 2022, to unitholders of record on November 30, 2022. Marine’s 2021 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.244387 per unit is lower than the $0. 261822 per unit distributed last quarter. Volumes of both oil and natural gas produced this quarter decreased while the price realized on both oil and natural gas and included in this distribution have increased. This distribution is higher than the $0.106743 per unit distributed in the comparable quarter in 2021. As compared to the comparable quarter in 2021, the volume of oil produced and the price realized for both oil and natural gas have increased while the volume of natural gas produced and included in the current distribution decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:    Ron E. Hooper

        SVP, Royalty Trust Services

        Simmons Bank, Trustee

        Toll Free – 1.855.588-7839